Exhibit 10.1

TAX SHARING AGREEMENT

by and among

FMC TECHNOLOGIES, INC.

AND ITS AFFILIATES

and

JOHN BEAN TECHNOLOGIES CORPORATION

AND ITS AFFILIATES

i

5.2	Contest Provisions	25
5.3	Information for Shareholders	26

ARTICLE		VI
DISPUTE RESOLUTION		26
6.1	Dispute Resolution	26

ARTICLE		VII
MISCELLANEOUS		26
7.1	Effectiveness	26
7.2	Indemnification for Inaccurate, Incomplete or Untimely Information	26
7.3	Breach	27
7.4	Disclaimers	27
7.5	Payments	27
7.6	Changes in Law	28
7.7	Notices	28
7.8	Complete Agreement; Corporate Power	29
7.9	Governing Law	29
7.10	Successors and Assigns	29
7.11	Joint and Several Liability	30
7.12	Parties in Interest	30
7.13	Legal Enforceability; Waiver of Default	30
7.14	Action by Affiliates	30
7.15	Expenses	30
7.16	Confidentiality	30
7.17	Amendments and Modification	31
7.18	No Implied Waivers; Cumulative Remedies; Writing Required	31
7.19	Limitation on Damages	31
7.20	Severability	31
7.21	Specific Performance	31
7.22	Construction	32
7.23	Counterparts	32
7.24	Delivery by Facsimile and Other Electronic Means	32
7.25	Consent by Affiliates	32

ii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT, dated as of July 31, 2008, by and among FMC TECHNOLOGIES, INC. (“Parent”), a Delaware corporation, by and on behalf of itself and each Affiliate of Parent, and JOHN BEAN TECHNOLOGIES CORPORATION (“Spinco”), a Delaware corporation and currently a direct, wholly owned subsidiary of Parent, by and on behalf of itself and each Affiliate of Spinco. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate Parent’s existing businesses into two independent companies (the “Separation”);

WHEREAS, to effect the Separation, Parent intends to cause the transfer to Spinco of certain assets of Parent and its subsidiaries, and the assumption by Spinco of certain liabilities of Parent and its subsidiaries associated with the assets being transferred, all of which are primarily related to the Spinco Business (the “Contribution”) as contemplated by Separation and Distribution Agreement dated as of July 31, 2008 (the “Separation Agreement”) and the Ancillary Agreements;

WHEREAS, in connection with the Separation, the Board of Directors of Parent has determined that it would be advisable and in the best interests of Parent and its stockholders for Parent to distribute to the holders of the issued and outstanding shares of common stock of Parent (the “Parent Common Stock”) as of the Record Date 100% of the issued and outstanding shares of common stock of Spinco (the “Spinco Common Stock”), together with the associated preferred stock purchase rights (each share of such stock, together with the associated preferred stock purchase right, a “Spinco Share”), on the basis of 0.216 Spinco Shares for every share of Parent Common Stock (the “Distribution”);

WHEREAS, the Contribution and Distribution are intended to qualify as a tax-free reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, in contemplation of the Distribution, Parent and Spinco desire to set forth their agreement on the rights and obligations of Parent and Spinco and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and foreign Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Parent, Spinco, and their respective Affiliates mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question. For purposes of this Agreement, an Affiliate of Parent shall not include Spinco or any entity that is also an Affiliate of Spinco.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the applicable corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable jurisdiction and period (or portion thereof).

“Agreement” means this Tax Sharing Agreement, including any schedules, exhibits, and appendices attached hereto.

“Cash Acquisition Merger” means a merger of a newly-formed subsidiary of Spinco with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned, directly or indirectly, by Spinco) solely for cash pursuant to which Spinco acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Securities of Spinco or any Spinco Affiliate are issued, sold, redeemed, or acquired, directly or indirectly.

“Code” means the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Jurisdiction” means, for any taxable period, any jurisdiction with respect to which a Combined Return is filed for United States federal, state, local, or foreign Income Tax purposes.

“Combined Return” means any combined, unitary, or consolidated Tax Return or report, or any Tax Return or report for a single entity that operated a Spinco Business for any portion of the relevant Tax period (and which is not otherwise a Spinco Separate Tax Return), used in the determination of a United States federal, state, local, or foreign Income Tax liability.

“Contribution” has the meaning prescribed in the recitals to this Agreement.

“Control” means the ownership of stock or other securities possessing at least 50 percent of the total combined voting power of all classes of securities entitled to vote.

“Deferred Tax Assets” means, as of a given date, the amount of deferred tax benefits (including deferred tax consequences attributable to deductible temporary differences and carryforwards) that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP, but without regard to valuation allowances.

“Deferred Tax Liabilities” means, as of a given date, the amount of deferred tax liabilities (including deferred tax consequences attributable to deductible temporary differences) that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP, but without regard to valuation allowances.

“Deferred Taxes” means, as of a given date, the amount of Deferred Tax Assets, less the amount of Deferred Tax Liabilities. Deferred Taxes may be a net negative or positive amount, and shall be computed without regard to any payments to be made pursuant to Section 2.10.

“Distribution” has the meaning prescribed in the preamble to this Agreement.

“Distribution Date” means the date on which the Spinco stock is distributed by Parent to its shareholders in a transaction intended to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.

“Employee Restricted Stock” means either Parent Restricted Stock or Spinco Restricted Stock.

“Employee Stock Option” means either a Parent Stock Option or a Spinco Stock Option.

“Equity Securities” means any stock or other equity securities treated as stock for Tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Estimated Spinco Separate Tax Liability” has the meaning prescribed in Section 2.2(e).

“Filing Party” has the meaning prescribed in Section 3.2(b).

“Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, including any related interest, penalties or other additions to tax, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency with respect to a Tax Item shall not constitute a Final Determination with respect to such Tax Item; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date.

“Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on income or net worth, and any other franchise or similar Taxes.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Liability Issue” has the meaning prescribed in Section 5.1(c).

“Non-filing Party” has the meaning prescribed in Section 3.2(b).

“Non-preparing Party” has the meaning prescribed in Section 3.4(a).

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Other Taxes” means all taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Owed Party” has the meaning prescribed in Section 7.5.

“Owing Party” has the meaning prescribed in Section 7.5.

“Parent” has the meaning prescribed in the preamble to this Agreement.

“Parent Common Stock” has the meaning prescribed in the recitals to this Agreement.

“Parent Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Parent is the common parent prior to the Distribution Date.

“Parent Employee” means an employee of Parent or any Parent Affiliate immediately after the Distribution.

“Parent Group” means the group of corporations that, immediately after the Distribution Date, are members of the affiliated group of corporations of which Parent is the common parent (within the meaning of Section 1504 of the Code).

“Parent Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Parent and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Parent Restricted Stock” means Parent common stock received by a Parent or Spinco Employee in connection with his or her employment, which stock has not yet been included in the income of such Employee as of the Distribution Date.

“Parent Separate Tax Return” means any Tax Return for any Tax period that includes one or more members of the Parent Group, but does not include any members of the Spinco Group.

“Parent Stock Option” means an Option to acquire Parent common stock received by a Parent or Spinco Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, association, union, governmental authority or other entity, enterprise, authority or organization.

“Post-Distribution Tax Period” means, with respect to a given entity, any taxable period (or portion thereof) for which a Tax Return is filed, if such period begins after the Distribution Date.

“Pre-Distribution Tax Period” means, with respect to a given entity, any taxable period (or portion thereof) for which a Tax Return is filed, if such period ends on or before the Distribution Date.

“Preparing Party” has the meaning prescribed in Section 3.4(a).

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or Treasury Regulations thereunder.

“Representation Letter” means the Spinco Representation Letter and the Parent Representation Letter.

“Responsible Party” has the meaning prescribed in Section 5.2.

“Restriction Period” means the period beginning on the date hereof and ending on the second anniversary of the Distribution Date.

“Ruling Documents” means the Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Ruling Request.

“Ruling Request” means the private letter ruling request filed by Parent with the IRS dated March 20, 2008 pertaining to certain Tax aspects of the Contribution and the Distribution.

“Separation Agreement” has the meaning prescribed in the recitals to this Agreement.

“Spinco” has the meaning prescribed in the preamble to this Agreement.

“Spinco Available FTCs” has the meaning prescribed in Section 2.6(a).

“Spinco Allocated FTCs” has the meaning prescribed in Section 2.6(a).

“Spinco Available NOLs” has the meaning prescribed in Section 2.5(a).

“Spinco Allocated NOLs” has the meaning prescribed in Section 2.5(a).

“Spinco Assets” has the meaning prescribed in Section 1.1 of the Separation Agreement.

“Spinco Business” has the meaning prescribed in Section 1.1 of the Separation Agreement.

“Spinco Common Stock” has the meaning prescribed in the recitals to this Agreement.

“Spinco Employee” means an employee of Spinco or any Spinco Affiliate immediately after the Distribution.

“Spinco Group” means the group of corporations that, immediately after the Distribution Date, will be members of the affiliated group of corporations of which Spinco is the common parent (within the meaning of Section 1504 of the Code). For purposes of this definition, it is assumed that Spinco will elect to file consolidated federal income tax returns with Spinco as the common parent for the taxable year beginning immediately after the Distribution.

“Spinco Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Spinco and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Spinco Restricted Stock” means Spinco common stock received by a Spinco Employee or Parent Employee in connection with his or her employment, which stock has not yet been included in the income of such Employee as of the Distribution Date.

“Spinco Separate Tax Liability” means an amount equal to the Tax liability that Spinco and all Spinco Affiliates would have incurred on a consolidated, combined, unitary or separate basis (as applicable) as if at all times on or before the Distribution Date (a) each Spinco Asset transferred to Spinco or a Spinco Affiliate in connection with the Separation had at all relevant times been owned by such transferee entity, and the Spinco Business had been conducted solely and entirely by Spinco and the Spinco Affiliates, and (b) Spinco had been the common parent of an affiliate group (as defined in section 1504(a) of the Code without regard to Section 1504(b) of the Code) that was (i) separate from the members of the Parent Group and (ii) consisted solely of Spinco and the Spinco Affiliates.

“Spinco Separate Tax Return” means any Tax Return for any Tax period that includes one or more members of the Spinco Group, but does not include any members of the Parent Group.

“Spinco Share” has the meaning prescribed in the recitals to this Agreement.

“Spinco Stock Option” means an Option to acquire Spinco common stock received by a Spinco Employee or Parent Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Straddle Period” means, with respect to a given entity, any state, local, or foreign taxable period beginning on or before the Distribution Date and ending after the Distribution Date;

“Supplemental Ruling” means any IRS private letter ruling issued in connection with the Contribution and/or the Distribution other than the Ruling Request.

“Supplemental Ruling Documents” means the Supplemental Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Supplemental Ruling Request.

“Supplemental Ruling Request” means the Supplemental Ruling request filed by Parent with the IRS pertaining to certain Tax aspects of the Contribution and/or the Distribution.

“Tax” and “Taxes” mean any form of taxation, whenever created or imposed, and whenever imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include any net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, annual report, or other tax, government fee, or other like assessment or charge, of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.

“Tax Asset” means any Tax Item that has accrued for Tax purposes (including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable contribution deduction, credit related to alternative minimum tax and any other Tax credit), that could reduce a Tax in the taxable period in which it accrued, but which is available to reduce a Tax in a later taxable period.

“Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” means, without double counting, the sum of (i) the amount of the reduction in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are increased as a result of such adjustment, addition, or deletion.

“Tax Controversy” has the meaning prescribed in Section 5.2(a).

“Tax Detriment” means, without double counting, the sum of (i) the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are decreased as a result of such adjustment, addition, or deletion.

“Tax-Free Status” means the qualification of the Contribution and the Distribution as a tax-free reorganization (i) described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) in which the stock distributed thereby is qualified property for purposes of Section 361(c) of the Code, (iii) in which each of Parent, the Parent Affiliates, Spinco, and the Spinco Affiliates recognize no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (iv) in which no gain or loss is recognized by (and no amount is included in the income of) holders of Parent common stock upon the receipt of Spinco common stock pursuant to the Contribution and Distribution, other than cash in lieu of fractional shares.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinion” means an opinion issued to Parent by a law firm or an accounting firm with respect to the qualification of the Separation and the Distribution for treatment under Sections 355 and 368(a)(1)(D) of the Code.

“Tax Package” means the information and documents in the possession of the Non-preparing Party and its Affiliates that are reasonably necessary for the preparation of a Tax Return by the Preparing Party and its Affiliates with respect to a Combined Return, assembled in all material respects in accordance with the standards that Parent has heretofore applied to divisions and Affiliates of Parent.

“Tax Return” means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns, that may be filed for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Tax Ruling” means the IRS private letter ruling issued to Parent on July 8, 2008 in connection with the Ruling Request.

“Trademark Agreement” means the Trademark Assignment and Co-Existence Agreement, dated as of July 31, 2008, between Parent and Spinco.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

RESPONSIBILITY FOR TAXES

2.1	Responsibility and Indemnification for Taxes.

(a)        From and after the Distribution Date, without duplication, each of Parent and Spinco shall be responsible for, and shall pay its respective share of, the liability for Taxes of Parent, Spinco, and their respective Affiliates as provided in this Agreement. Parent and its Affiliates shall indemnify and hold harmless Spinco and its Affiliates from any Taxes for which Parent is responsible pursuant to this Agreement. Spinco and its Affiliates shall indemnify and hold harmless Parent and its Affiliates from any Taxes for which Spinco is responsible pursuant to this Agreement.

(b)        Payments to Taxing Authorities and between the parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.2	Income Taxes.

(a)        Subject to the limitations set forth in Section 2.7, Spinco shall be responsible for all Income Taxes (i) incurred on any Combined Return for any Tax period which includes the Distribution Date in any Combined Jurisdiction to the extent such Taxes constitute a Spinco Separate Tax Liability, excluding (A) any Income Taxes attributable to the Foreign Transfers (as defined in the Separation Agreement) and (B) any Income Taxes resulting from the application of Treasury Regulation Sections 1.1502-13 and 1.1502-19 to the Separation, (ii) incurred on any Spinco Separate Tax Return for any Tax period, (iii) incurred on any Combined Return for any Tax period ending before the Distribution Date in any Combined Jurisdiction to the extent such Income Taxes constitute a Spinco Separate Tax Liability and are paid after the Distribution Date, including but not limited to, any Income Taxes resulting from a Final Determination, and (iv) of Parent and its Affiliates attributable to acts or omissions of Spinco or its Affiliates taken after the Distribution (other than acts or omissions in the ordinary course of business or otherwise contemplated by the Separation Agreement).

(b)        Parent shall be responsible for all Income Taxes (i) incurred on any Combined Return in any Combined Jurisdiction for any Tax period which are not the responsibility of Spinco pursuant to Section 2.2(a), (ii) incurred on any Parent Separate Tax Return, and (iii) imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws or regulations on Spinco or its Affiliates as a result of such company being a member of a consolidated, combined, or unitary group with Parent or any Parent Affiliate during any Tax period.

(c)        Notwithstanding anything in Section 2.2(a) or 2.2(b) to the contrary, any Income Taxes (including, but not limited to, any Income Taxes resulting from a Final Determination) incurred on any Combined Return in any Combined Jurisdiction that are directly attributable to the Trademark Agreement shall be borne 50% by Parent and 50% by Spinco.

(d)        Not later than 90 days following the Distribution Date, any Spinco Separate Tax Liability related to Section 2.2(a)(i) shall be computed by Spinco (i) assuming Spinco and each Spinco Affiliate use the same accounting methods and elections as the Parent Group uses in filing its relevant consolidated or combined Tax Return, (ii) applying the applicable corporate Income Tax rate in effect for the relevant Tax period in the relevant jurisdiction, (iii) with respect to any U.S. federal income Tax, excluding any Spinco Available NOLs (as computed in accordance with Section 2.5(a)) or Spinco Available FTCs (as computed in accordance with Section 2.6(a)), (iv) with respect to any U.S. state and local Taxes using overall apportionment factors, and (v) in a manner consistent with past practice, if any. Any Spinco Separate Tax Liability related to Section 2.2(a)(iii) shall be computed by Parent, but otherwise consistent with this Section 2.2(d).

(e)        Not later than 45 days following the Distribution Date, with respect to any Spinco Separate Tax Liability related to Section 2.2(a)(i), Spinco shall determine and pay to Parent an amount equal to the Estimated Spinco Separate Tax Liability. For each relevant jurisdiction, the Estimated Spinco Separate Tax Liability shall equal the product of (x) audited GAAP earnings before interest and Taxes generated by the Spinco Business (and reported on the relevant Combined Return), and (y) the applicable corporate Income Tax rate in effect for the relevant Tax period. Any amount of Estimated Spinco Separate Tax Liability paid under this Section 2.2(e) shall be a credit against any final payment required to be made by Spinco with respect to the relevant Combined Return.

2.3	Other Taxes.

(a)        Spinco shall be responsible for all Other Taxes attributable to Spinco and its Affiliates or to the Spinco Business for all Tax periods.

(b)        Parent shall be responsible for all Other Taxes attributable to Parent and its Affiliates (other than Spinco and its Affiliates) and to its business activities other than the Spinco Business, or resulting from the Contribution and Distribution, for all Tax periods.

2.4	Allocation of Certain Income Taxes and Income Tax Items.

(a)        If Parent, Spinco or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the parties shall treat such date as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.4(a) shall not be construed to require Parent to change its taxable year.

(b)        Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, Spinco or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section

1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in a Post-Distribution Tax Period of Spinco or a Spinco Affiliate, as appropriate, and reported on a Spinco Separate Tax Return.

(c)        Tax attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to Parent and its Affiliates, and Spinco and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). Parent shall reasonably determine the amounts and proper allocation of such attributes, and the Tax basis of the assets and liabilities transferred to Spinco in connection with the Contribution and Distribution, as of the Distribution Date; provided that Spinco shall be entitled to participate in such determination. Parent and Spinco agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Assets and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the parties as presumptively correct.

2.5	Payment for Use of Net Operating Losses.

(a)        Not later than 30 days following the filing of the 2008 U.S. federal income Tax Return for the Parent Consolidated Group, Parent shall determine the following amounts: (i) the aggregate amount of U.S. federal net operating loss carryforwards available to the Parent Consolidated Group as of January 1, 2008 which are attributable to the Spinco Business (based on the same principles used to allocate net operating losses to Spinco pursuant to Section 2.4(dc)), (ii) the aggregate amount of U.S. federal net operating losses generated by the Spinco Business from January 1, 2008 up to and including the Distribution Date that are available to the Parent Consolidated Group (the sum of (i) and (ii) shall be considered the “Spinco Available NOLs”), and (iii) the amount of the Spinco Available NOLs that are allocable to the Spinco Group as of the day after the Distribution Date in accordance with Section 2.4(c) hereof (the “Spinco Allocated NOLs”).

(b)        If the amount of Spinco Available NOLs exceeds the amount of Spinco Allocated NOLs, then Parent shall pay an amount to Spinco equal to the product of (i) the applicable corporate Income Tax rate and (ii) such excess. Such amount shall be paid by Parent not later than 45 days following the filing of the 2008 U.S. federal income Tax Return for the Parent Consolidated Group.

2.6	Payment for Use of Foreign Tax Credits.

(a)        Not later than 30 days following the filing of the 2008 U.S. federal income Tax Return for the Parent Consolidated Group, Parent shall determine the following amounts: (i) the aggregate amount of foreign tax credit carryforwards available to the Parent Consolidated Group as of January 1, 2008 which are attributable to the Spinco Business (based on the same principles used to allocate foreign tax credits to Spinco pursuant to Section 2.4(c)), (ii) the aggregate amount of foreign tax credits generated by the Spinco Business from January 1, 2008 up to and including the Distribution Date that are available to the Parent Consolidated Group (the sum of (i) and (ii) shall be considered the “Spinco Available FTCs”), and (iii) the amount of the Spinco Available FTCs that are allocable to the Spinco Group as of the day after the Distribution Date in accordance with Section 2.4(c) hereof (the “Spinco Allocated FTCs”).

(b)        If the amount of Spinco Available FTCs exceeds the amount of Spinco Allocated FTCs, then Parent shall pay an amount to Spinco equal to such excess. Such amount shall be paid by Parent not later than 45 days following the filing of the 2008 U.S. federal income Tax Return for the Parent Consolidated Group.

2.7	Audit Adjustments.

(a)        Temporary Items.

i)        Not later than 30 days after any Final Determination is made with respect to any Combined Return for any Tax period for which Parent or any Parent Affiliate is the Preparing Party, Parent shall determine the amount of any Tax Detriment or Tax Benefit attributable to the adjustment of any temporary Tax Items reported (or required to be reported) on such Combined Return. If, and to the extent, the amount of any such Tax Detriment or Tax Benefit so determined i) relates to an adjustment of Income Taxes that constitute a Spinco Separate Tax Liability, and ii) results in (or can reasonably be expected to result in) a Tax Benefit or Tax Detriment to Spinco or any Spinco Affiliate in a Post-Distribution Period attributable to a corresponding increase or decrease in the tax basis of any Spinco or Spinco Affiliate asset or liability, then not later than 45 days after such Final Determination is made, Spinco shall pay to Parent the amount of any such Tax Detriment, or Parent shall pay to Spinco the amount of any such Tax Benefit, as appropriate.

ii)        Not later than 30 days after any Final Determination is made with respect to any Combined Return for any Tax period for which Spinco or any Spinco Affiliate is the Preparing Party, Spinco shall determine the amount of any Tax Detriment or Tax Benefit attributable to the adjustment of any temporary Tax Items reported (or required to be reported) on such Combined Return. If, and to the extent, the amount of any such Tax Detriment or Tax Benefit so determined i) relates to an adjustment of Income Taxes that do not constitute a Spinco Separate Tax Liability, and ii) results in (or can reasonably be expected to result in) a Tax Benefit or Tax Detriment to Parent or any Parent Affiliate in a Post-Distribution Period attributable to a corresponding increase or decrease in the tax basis of any Parent or Parent Affiliate asset or liability, then not later than 45 days after such Final Determination is made, Parent shall pay to Spinco the amount of any such Tax Detriment, or Spinco shall pay to Parent the amount of any such Tax Benefit, as appropriate.

(b)        Permanent Items.

i)        Not later than 30 days after any Final Determination is made with respect to any Combined Return for any Tax period for which Parent or any Parent

Affiliate is the Preparing Party, Parent shall determine the amount of any Tax Detriment or Tax Benefit attributable to the adjustment of any permanent Tax Items reported (or required to be reported) on such Combined Return. If, and to the extent, the amount of any such Tax Detriment or Tax Benefit so determined relates to an adjustment of Income Taxes that constitute a Spinco Separate Tax Liability, then not later than 45 days after such Final Determination is made, Spinco shall pay to Parent the amount of any such Tax Detriment, or Parent shall pay to Spinco the amount of any such Tax Benefit, as appropriate.

ii)        Not later than 30 days after any Final Determination is made with respect to any Combined Return for any Tax period for which Spinco or any Spinco Affiliate is the Preparing Party, Spinco shall determine the amount of any Tax Detriment or Tax Benefit attributable to the adjustment of any permanent Tax Items reported (or required to be reported) on such Combined Return. If, and to the extent, the amount of any such Tax Detriment or Tax Benefit so determined relates to an adjustment of Income Taxes that do not constitute a Spinco Separate Tax Liability, then not later than 45 days after such Final Determination is made, Parent shall pay to Spinco the amount of any such Tax Detriment, or Spinco shall pay to Parent the amount of any such Tax Benefit, as appropriate.

iii)        A Party shall be required to make payment under this Section 2.7(b) only to the extent the cumulative amount of all payments otherwise required to be made by such Party under Sections 2.7(b)(i) and 2.7(b)(ii), net of the cumulative amount of all payments such Party is otherwise entitled to receive from the other Party under Sections 2.7(b)(i) and 2.7(b)(ii), exceeds the greater of a) $2,000,000 or, b) the sum of $2,000,000 and the net amount (after the application of Section 2.7(b)(iv) below) of all payments previously made by such Party under this Section 2.7(b).

iv)        If subsequent to the time a Party makes a payment under this Section 2.7(b), a Final Determination is made with respect to any Combined Return which would have had the effect of reducing the required amount of such payment if such Final Determination were made prior to such payment, then the other Party which received such payment shall make a payment to such Party in an amount equal to such reduction.

(c)        Calculation.

i)        For purposes of Section 2.7, the Parties agree that the extent to which any Tax Detriment or Tax Benefit is treated as being attributable to either a permanent adjustment or a temporary adjustment shall be made in a manner consistent with past historical practice of the Parent Consolidated Group.

ii)        For purposes of determining any amount due under this Section 2.7, any foreign Taxes shall be translated into U.S. dollars using the same exchange rate as is used for purposes of translating the income statement of the relevant entity for the month in which the Tax is assessed.

iii)        Any Tax Detriment or Tax Benefit determined under this Section 2.7 shall be calculated by applying the applicable corporate Income Tax rate in effect for the relevant Tax period in the relevant jurisdiction.

2.8      Tax Refunds.    Except as provided in Section 2.9 and subject to the limitations set forth in Section 2.7:

(a)        Parent shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Parent is responsible under Section 2.1. Spinco shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Spinco is responsible under Section 2.1.

(b)        Spinco and Parent shall each forward to the other party, or reimburse such other party for, any refunds received by the first party and due to such other party pursuant to this Section 2.8. Where a refund is received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. All payments made pursuant to this Section 2.8 shall describe in reasonable detail the basis for the calculation of the amount being paid.

(c)        If one party reasonably so requests, the other party (at the first party’s expense) shall file for and pursue any refund to which the first party is entitled under this Section; provided that the other party need not pursue any refund on behalf of the first party unless the first party provides the other party a certification by an appropriate officer of the first party setting forth the first party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d)        If the other party pays any amount to the first party under this Section 2.8 and, as a result of a subsequent Final Determination, the first party is not entitled to some or all of such amount, the other party shall notify the first party of the amount to be repaid to the other party, and the first party shall then repay such amount to the other party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

2.9	Carrybacks.

(a)        Notwithstanding anything in this Agreement, Spinco shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by Spinco or any Affiliate from a Post-Distribution Tax Period to a Straddle Period or Pre-Distribution Tax Period. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of net operating losses for federal Income Tax purposes.

(b)        If, notwithstanding the provisions of Section 2.9(a), Spinco is required to carryback losses or credits, Spinco shall be entitled to any refund of any Tax obtained by Parent or a Parent Affiliate as a result of the carryback of losses or credits of Spinco or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such refund is limited to the net amount received by Parent or a Parent Affiliate (by refund, offset against other Taxes, or otherwise), net of any Tax Detriment incurred by Parent or such Affiliate resulting from such refund. Upon request by Spinco, Parent shall advise Spinco of an estimate of any Tax Detriment Parent projects will be associated with any carryback of losses or credits of Spinco or its Affiliates as provided in this Section 2.9(b).

(c)        If Spinco has a Tax Item that must be carried back to any Pre-Distribution Tax Period, Spinco shall notify in writing Parent that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the ground for the refund and the amount thereof, and a certification by an appropriate officer of Spinco setting forth Spinco’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d)        If Parent pays any amount to Spinco under Section 2.9(b) and, as a result of a subsequent Final Determination, Spinco is not entitled to some or all of such amount, Parent shall notify Spinco of the amount to be repaid to Parent, and Spinco shall then repay such amount to Parent, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

2.10	Timing of Certain Payments.

(a)        Any payment required to be made pursuant to Article II (other than payments specified in Section 2.5(b), Section 2.6(b), or Section 2.7(c)(ii)) shall be made by the party obligated to make such payment (i) in the case of a refund of Tax, within fourteen (14) days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or (ii) in the case of a payment of Tax, the later of (x) fourteen (14) days prior to the due date for payment of such Tax and (y) the delivery of written demand for the payment hereunder to the party obligated to make such payment hereunder.

(b)        All payments and demands for payment shall be accompanied by a calculation setting forth in reasonable detail the basis for the amount paid or demanded.

2.11	Treatment of Restricted Stock, Stock Options, and Deferred Compensation.

(a)        To the extent permitted by law, Parent (or the appropriate Parent Affiliate) shall claim all Tax deductions arising by reason of the grant or vesting of Employee Restricted Stock, and by reason of exercises of Employee Stock Options, at the time such Tax deduction can be claimed, provided that such Employee Restricted Stock or Employee Stock Option is then held by a Parent Employee. To the extent permitted by law, Spinco (or the appropriate Spinco Affiliate) shall claim all Tax deductions arising by reason of the grant or vesting of Employee Restricted Stock, and by reason of exercises of Employee Stock Options, at the time such Tax deduction can be claimed, provided that such Employee Restricted Stock or Employee Stock Option is then held by a Spinco Employee. To the extent permitted by law, Spinco (or the appropriate Spinco Affiliate) shall claim all Tax deductions arising by reason of the payment (or inclusion in income) of compensation the receipt of which was deferred by a Spinco Employee prior to the Distribution Date, the payment of which will occur after the Distribution Date, and the obligation to make such payment is assumed by Spinco in connection with the Contribution and Distribution.

(b)        The party (or Affiliate thereof) initially claiming the Tax deduction described in Section 2.11(a) shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Employee Restricted Stock, Employee Stock Options, or deferred compensation with respect to which the Tax deduction is claimed. The parties to this Agreement shall cooperate so as to permit the party initially claiming such deduction to discharge any applicable Tax withholding and Tax reporting obligations.

2.12      Successor Employer Status.    Parent and Spinco shall, to the extent permitted by law, (i) treat Spinco and its Affiliates (as applicable) as a “successor employer” and Parent and its Affiliates (as applicable) as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of the Spinco Business that were employed by Spinco and its Affiliates starting on January 1, 2008 for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Distribution occurs.

ARTICLE III

TAX RETURNS AND INFORMATION EXCHANGE

3.1	Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a)        Parent shall prepare and file (i) all Combined Returns in any Combined Jurisdiction for which Parent (or an Affiliate of Parent) is the parent entity (including, but not limited to, all Tax Returns for the Parent Consolidated Group), (ii) all Parent Separate Tax Returns, and (iii) all Tax Returns pertaining to Other Taxes for which Parent is responsible pursuant to Section 2.1.

(b)        Spinco shall prepare and file (i) all Combined Returns in any Combined Jurisdiction for which Spinco (or an Affiliate of Spinco) is the parent entity, (ii) all Spinco Separate Tax Returns, and (iii) all Tax Returns pertaining to Other Taxes for which Spinco is responsible pursuant to Section 2.1.

(c)        Parent and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the preparation and filing thereof pursuant to Section 3.1(a). Spinco and its Affiliates shall be responsible for the payment of any Taxes shown on a Tax Return for which it is responsible for the preparation and filing thereof pursuant to Section 3.1(b).

(d)        If Parent remits a Tax payment pursuant to Section 3.1(c), but Spinco is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Spinco shall pay to Parent that portion of the Tax shown on such Tax Return for which Spinco is responsible pursuant to Article II. If Spinco remits a Tax payment pursuant to Section 3.1(c), but Parent is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Parent shall pay to Spinco that portion of the Tax shown on such Tax Return for which Parent is responsible pursuant to Article II. Nothing in this Section 3.1(d) shall affect the allocation of responsibility for Taxes as set forth in Article II.

3.2      Review of Tax Returns.    Parent, with respect to those Income Tax Returns prepared by Parent described in Sections 3.1(a)(i), and Spinco, with respect to those Income Tax Returns prepared by Spinco described in Sections 3.1(b)(i) (in each case, the “Filing Party”, and such other party the “Non-filing Party”) shall prepare and file such Tax Returns in a manner consistent with past Tax reporting practices with respect to the Spinco Business. The Filing Party shall provide the Non-Filing Party with a draft of each such Income Tax Return at least 15 days prior to the due date for filing thereof. If such draft shows Tax for which the Non-Filing Party is responsible pursuant to this Agreement, the Non-Filing Party shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return within 7 days following its receipt thereof. The Filing Party and Non-Filing Party shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, that the failure to resolve all disagreements prior to such date shall not relieve the Filing Party of its obligation to file (or cause to be filed) any such Income Tax Return.

3.3	Certain Items Related to Tax Return Preparation.

(a)        Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement and the Separation Agreement and, to the extent not inconsistent with this Agreement, the Separation Agreement or applicable law, any Tax Ruling, Ruling Documents, Tax Opinion, or Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of a company different from the party responsible for filing such Tax Return, each party hereto shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(b)        Except as otherwise specifically provided for in this Agreement, Parent shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Parent, any Parent Affiliate, Spinco, or any Spinco Affiliate on such Tax Return; (iv) whether any amended Tax Return(s) shall be filed; (v) whether any claim(s) for refund shall be made; (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided, that Parent shall (i) prepare all Tax Returns for which it has filing responsibility, to the extent such Tax Returns reflect activities of the Spinco Business, in a manner consistent with past Tax reporting practices with respect to the Spinco Business, except as required by law or regulation, and (ii) indemnify and hold harmless Spinco against any Tax Detriment to the extent such Tax Detriment is directly caused by any determination by Parent under this Section 3.3(b) which is inconsistent with past practice (if any).

(c)        Within 10 days after filing the U.S. federal Income Tax Return for the Parent Consolidated Group for the tax year that includes the Distribution Date, at the written request of Spinco, Parent shall notify Spinco of the net operating loss, net capital loss, charitable contribution, and credit carryforwards associated with Spinco and each of its Affiliates, and the Tax bases of the assets and liabilities, transferred to Spinco in connection with the Contribution and Distribution. Any changes in such Tax attributes or Tax bases arising thereafter shall be communicated by Parent to Spinco within 10 days after such change is made or there is a Final Determination of such change.

(d)        Parent and Spinco agree to take (or refrain from taking) any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(e)        Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis or other Tax Item or Tax Asset, whether past, present or future, of Parent, Spinco, or their respective Affiliates.

3.4	Tax Information Exchanges and Tax Services.

(a)        Parent, with respect to those Income Tax Returns prepared by Spinco described in Sections 3.1(b)(i), and Spinco, with respect to those Income Tax Returns prepared by Parent described in Sections 3.1(a)(i) (in each case, the “Non-preparing Party”, and such other party the “Preparing Party”) shall provide the Preparing Party, no later than 45 days after the Distribution Date, a Tax Package for the purpose of preparing such Tax Return. The Non-preparing Party shall timely furnish to the Preparing Party such additional information and documents as the Preparing Party may reasonably request. The parties acknowledge that such information may include materials regarding accounting, accounting records, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the Non-preparing Party’s business related to the Tax treatment of such business. Upon request by the Preparing Party, an appropriate officer of the Non-preparing Party shall provide written certification that, to such officer’s best knowledge and belief, all information provided pursuant to this Section 3.4 is accurate and complete in all material respects. The Non-preparing Party and its Affiliates shall also make available it employees and officers as the Preparing Party may reasonably request in connection with such Tax Return preparation by the Preparing Party. The Non-preparing Party shall be responsible for the cost (without reimbursement from the Preparing Party) of furnishing to the Preparing Party the Tax Package, additional information, documents and employees and officers provided for in this Section 3.4(a).

(b) If the Non-Preparing Party fails to provide any information required by Section 3.4(a) within the time period specified, the Preparing Party (i) shall be permitted, upon 48 hours’ notice, to use its own employees or agents to view or obtain the materials contemplated in Section 3.4(a) from the Non-preparing Party’s facilities, and (ii) may file the applicable Tax Return based on the information available to the Preparing Party at the time such Tax Return is due. The Non-preparing and its Affiliates shall (i) reimburse the Preparing Party for any internal or incremental costs incurred by the Preparing Party in having its employees or agents view or obtain such material, and (ii) be responsible for and shall indemnify and hold harmless the Preparing Party and its Affiliates from Taxes or other costs imposed on the Preparing Party or any of its Affiliates, to the extent resulting from the Non-preparing Party failure to provide such information in a timely manner.

ARTICLE IV

TAX TREATMENT OF THE DISTRIBUTION

4.1	Representations.

(a)        Ruling Documents.    Spinco hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Spinco, the Spinco Affiliates, or the Spinco Business), and (ii) to the extent in reference to Spinco, the Spinco Affiliates, or the Spinco Business, the facts presented and the representations made therein are true, correct, and complete.

(b)        Tax-Free Status.    Spinco hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Contribution and/or the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Tax Ruling, the Tax Opinion, or the Spinco Representation Letter to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Contribution and/or the Distribution.

(c)        Plan or Series of Related Transactions.    Spinco hereby represents and warrants that, to the knowledge of Spinco and the management of Spinco, neither the Contribution nor the Distribution are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a fifty-percent or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Spinco or any successor to Spinco.

4.2	Covenants.

(a)        Actions Consistent with Representations and Covenants.    Spinco shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and Spinco shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Separation Agreement, the Tax Ruling, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Spinco, the Spinco Affiliates, or the Spinco Business), the Tax Opinion, or the Spinco Representation Letter.

(b)        Preservation of Tax-Free Status; Spinco Business.    Spinco shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of the Spinco Business; payment of extraordinary dividends to shareholders; and acquisitions or issuances of stock) or permit any Spinco Affiliate to take any such action, and Spinco shall not fail to take any such action or permit any Spinco Affiliate to fail to take any such action where such action or failure to act would have an adverse effect on the Tax-Free Status of the Contribution and/or the Distribution.

(c)        Sales, Issuances and Redemptions of Equity Securities.    Until the first day after the Restriction Period, neither Spinco nor any Spinco Affiliate shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Spinco or any Spinco Affiliate; provided, however, that (i) Spinco may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its modification by Revenue Procedure 2003-48), (ii) Spinco may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (iii) Spinco may issue Equity Securities provided that such issuance does not, individually or when aggregated with other issuances and any transactions occurring in the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (excluding issuances of Equity Securities described in clause (ii) above, but including, for the avoidance of doubt, transactions described in Section 4.2(d) below), result in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 25% or greater interest, by vote or value, in Spinco (or any successor thereto).

(d)        Tender Offers; Other Business Transactions.    Until the first day after the Restriction Period, neither Spinco nor any Spinco Affiliate shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Spinco, (ii) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of Spinco, or (iii) approve or otherwise permit any proposed business combination or merger or any transaction which, in the case of clauses (i), (ii) or (iii), individually or when aggregated with any other transactions occurring within the four-year period beginning on the date which is two years before the Distribution Date, and with any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution (excluding issuances of Equity Securities described in Section 4.2(c)(ii) above, but including, for the avoidance of doubt, issuances of Equity Securities described in Section 4.2(c)(i) and Section 4.2(c)(iii) above), results in one or more Persons acquiring, directly or indirectly, (as determined under Section 355(e) of the Code, taking into account applicable constructive ownership rules) stock representing a 25% or greater interest, by vote or value, in Spinco (or any successor thereto). In addition, neither Spinco nor any Spinco Affiliate shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to various conditions.

(e)        Dispositions of Assets.    Until the first day after the Restriction Period, neither Spinco nor any Spinco Affiliate shall, or shall agree to, sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the consolidated gross assets of Spinco, nor shall Spinco or any Spinco Affiliate sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 50% of the consolidated gross assets of the Spinco Group. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of the Spinco Group as of the Distribution Date. For purposes of this Section 4.2(e), a merger of Spinco or one of its subsidiaries with and into any Person (other than Spinco or one of its subsidiaries) shall constitute a disposition of all of the assets of Spinco or such subsidiary.

(f)        Liquidations, Mergers, Reorganizations.    Until the first day after the Restriction Period, neither Spinco nor its subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, however, mergers of direct or indirect wholly-owned subsidiaries of Spinco solely with and into Spinco or with other direct or indirect wholly-owned subsidiaries of Spinco, and liquidations of Spinco’s subsidiaries, are not subject to this Section 4.2(f) to the extent not otherwise inconsistent with the Tax-Free Status of the Contribution and the Distribution; provided further that nothing in this Section 4.2(f) shall prohibit any merger involving Spinco or an Spinco Affiliate not otherwise prohibited by Section 4.2(d).

(g)        Changes to Voting Rights.    Until the first day after the Restriction Period, neither Spinco nor any Spinco Affiliate shall amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its separate classes of stock (including, without limitation, through the conversion of one class of stock into another class of stock), but only to the extent such change, if treated as an issuance of Equity Securities, would be prohibited by Section 4.2(c).

(h)        Permitted Transactions.    Notwithstanding the restrictions otherwise imposed by Sections 4.2(c) through 4.2(g), during the Restriction Period, Spinco may (i) issue Equity Securities of Spinco or any Spinco Affiliate in a transaction that would otherwise breach the covenant set forth in Section 4.2(c), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4.2(d), (iii) sell or otherwise dispose of the assets of the Spinco Group in a transaction that would otherwise breach the covenant set forth in Section 4.2(e), (iv) merge Spinco or any Spinco Affiliate with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4.2(f), or (v) take any action affecting the relative voting rights of the separate classes of stock of Spinco or any Spinco Affiliate that would otherwise breach the covenant set forth in Section 4.2(g), if and only if such transaction or action would not violate Section 4.2(a) or Section 4.2(b) and Section 4.2(i) is satisfied.

(i)        Supplemental Ruling; Tax Opinion; Financial Guarantee.    Prior to entering into any agreement contemplating a transaction or action described in clauses (i), (ii), (iii), (iv) or (v) of Section 4.2(h) and prior to consummating any such transaction or action: (A) Spinco shall request that Parent obtain a Supplemental Ruling in accordance with Section 4.3 of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Contribution and the Distribution and Parent shall have received such a Supplemental Ruling in form and substance satisfactory to Parent in its sole and absolute discretion or (B) Spinco shall provide Parent with an unqualified Tax Opinion from a nationally recognized independent tax advisor in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) providing that such transaction or action will not affect the Tax-Free Status of the Contribution and the Distribution. In addition, regardless of whether Spinco satisfies the requirement of this Section 4.2(i)(A) or Section 4.2(i)(B), Spinco shall also deliver to Parent an unconditional letter of credit or other financial guarantee, the form and terms of which (including, but not limited to, face amount, issuer, expiration date, terms of renewal, and drawdown rights) are acceptable to Parent, in its sole and exclusive judgment.

4.3	Supplemental Rulings and Restrictions on Spinco.

(a)        Supplemental Rulings at Parent Request.    Parent shall have the right to obtain a Supplemental Ruling in its sole and absolute discretion. If Parent determines to obtain a Supplemental Ruling, Spinco shall (and shall cause each Spinco Affiliate to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Supplemental Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that Spinco shall not be required to make (or cause any Spinco Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse Spinco for all reasonable costs and expenses incurred by Spinco or its Affiliates in obtaining a Supplemental Ruling requested by Parent within ten (10) Business Days after receiving an invoice from Spinco therefor. In connection with obtaining a Supplemental Ruling pursuant to this Section 4.3(a), (A) Parent shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Supplemental Ruling Request, provide Spinco with a draft copy thereof, (2) reasonably consider Spinco’s comments on such draft copy, and (3) provide Spinco with a final copy of any Supplemental Ruling Request; and (C) Parent shall provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

(b)        Supplemental Rulings at Spinco’s Request.    Parent agrees that at the reasonable request of Spinco pursuant to Section 4.2(i), Parent shall (and shall cause each Parent Affiliate to) cooperate with Spinco and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling from the IRS for the purpose of confirming compliance on the part of Spinco or an Spinco Affiliate with its obligations under Section 4.2 of this Agreement. Further, in no event shall Parent be required to file any Supplemental Ruling Request under this Section 4.3(b) unless Spinco represents that (A) it has reviewed the Supplemental Ruling Documents and (B) all information and representations, if any, relating to Spinco or any Spinco Affiliate, contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Spinco shall reimburse Parent for all reasonable costs and expenses incurred by Parent or its Affiliates in obtaining a Supplemental Ruling requested by Spinco within ten (10) Business Days after receiving an invoice from Parent therefor. Spinco hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a Supplemental Ruling, and that only Parent shall apply for a Supplemental Ruling. In connection with obtaining a Supplemental Ruling pursuant to this Section 4.3(b), (A) Parent shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Supplemental Ruling Request, provide Spinco with a draft copy thereof, (2) reasonably consider Spinco’s comments on such draft copy, and (3) provide Spinco with a final copy of any Supplemental Ruling Request; and (C) Parent shall provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Supplemental Ruling.

(c)        Prohibition on Spinco.    Spinco hereby agrees that neither it nor any Spinco Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning the Contribution or the Distribution (or the impact of any transaction on the Contribution or the Distribution).

4.4      Liability for Undertaking Certain Actions.    Notwithstanding anything in this Agreement to the contrary, Spinco shall be responsible for, and shall indemnify and hold harmless Parent and each of its Affiliates from and against any liability for Taxes that are attributable to or result from (i) any act or failure to act by Spinco or any Spinco Affiliate, which action or failure to act breaches any of the representations or covenants contained in Article IV hereof (without regard to the exceptions or provisos set forth in such provisions), expressly including, for this purpose, any Permitted Transactions and any act or failure to act that breaches Section 4.2(a) or 4.2(b), regardless of whether such act or failure to act is permitted by Section 4.2(c) through 4.2(g), and (ii) Tax counsel withdrawing all or any portion of the Tax Opinion or any Tax Authority withdrawing all or any portion of a private letter ruling issued to Parent in connection with the Contribution and/or the Distribution because of a breach by Spinco or any Spinco Affiliate of a representation made in this Agreement (or made in connection with the Tax Opinion or any Supplemental Ruling contemplated by Section 4.3(e)).

4.5	Cooperation.

(a)        Without limiting the prohibition set forth in Section 4.3(c), until the first day after the Restriction Period, Spinco shall furnish Parent with a copy of any ruling request that Spinco or any Spinco Affiliate may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Contribution and the Distribution.

(b)        Parent shall reasonably cooperate with Spinco in connection with any request by Spinco for an unqualified Tax Opinion pursuant to Section 4.2(i) and shall use its reasonable best efforts to assist Spinco in obtaining an unqualified Tax Opinion pursuant to Section 4.2(i).

(c)        Until the first day after the Restriction Period, Spinco shall provide adequate advance notice to Parent in accordance with the terms of Section 4.5(d) of any action described in Sections 4.2(a) through 4.2(g) within a period of time sufficient to enable Parent to seek injunctive relief pursuant to Section 4.6 in a court of competent jurisdiction.

(d)        Each notice required by Section 4.5(c) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (i) the nature of any related action proposed to be taken by the board of directors of Spinco, (ii) the approximate number of Equity Securities (and their voting and economic rights) of Spinco or any Spinco Affiliate (if any) proposed to be sold or otherwise issued, (iii) the approximate value of Spinco’s assets (or assets of any Spinco Affiliate) proposed to be transferred, and (iv) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief. Promptly, but in any event within 30 days, after Parent receives such written notice from Spinco, Parent shall notify Spinco in writing of Parent’s decision to seek injunctive relief pursuant to Section 4.6.

(e)        From and after the date Parent first requests a Supplemental Ruling pursuant to Section 4.3 until the first day after the two-year anniversary of such date that Parent receives such Supplemental Ruling (pursuant to Section 4.3(a) or 4.3(b)), neither Spinco nor any Spinco Affiliate shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by Spinco in connection with any such request for a Supplemental Ruling to have been untrue as of the relevant representation date, had Spinco or any Spinco Affiliate intended to take (or refrain from taking) such action on the relevant representation date.

4.6      Enforcement.    The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Contribution and the Distribution, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V

COOPERATION AND EXCHANGE OF INFORMATION

5.1	Cooperation.

(a)        Notwithstanding anything to the contrary in the Separation Agreement, Parent and Spinco shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit, or Tax action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation:

i)        Compliance with the provisions of Section 3.4;

ii)        The retention and provision on demand of books, records, documentation, information, or other materials relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein, until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim;

iii)        Unless otherwise agreed to by the parties, the retention and provision on demand, of any books, records, documentation, information, or other materials necessary or reasonably helpful in sustaining any position (including, without limitation, any transfer pricing position) taken with any Taxing Authority including, without limitation, materials regarding accounting, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the Spinco Business related to the Tax treatment of such business;

iv)        The retention and provision of additional information with respect to an explanation of the manner in which any Tax Return or Tax Package was prepared and filed, and any additional information reasonably helpful in explaining the materials provided under clauses (ii) and (iii) of this Section 5.1 until the other party provides written notice that such material may be destroyed;

v)        The execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by Parent or its Affiliates or Spinco or its Affiliates, or in connection with any audit, proceeding, refund claim, suit, or action for any such Tax Return; and

vi)        The use of the parties’ reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing;

Each party shall make its employees and facilities available on a mutually convenient basis, without cost to the other party, to facilitate such cooperation. In addition, upon 48 hours’ notice, each party shall have the option to use its own employees or agents to view or obtain the materials contemplated in this Section 5.1 from the other party’s facilities on a mutually convenient basis.

(b)        Any materials contemplated under Section 5.1(a) and Section 3.4 shall be provided whether or not such material is or may be confidential or proprietary. If, however, the providing party determines in good faith that any materials are confidential or proprietary, the providing party may require the requesting party to enter into a confidentiality agreement with respect to such materials, not inconsistent with the purposes for which the party made the request for information. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentially for its own similar information.

(c)        Parent shall advise Spinco with respect to any Final Determination of Tax adjustments relating to the Parent Consolidated Group if such Final Determination of Tax adjustments may affect any Tax attribute of any member of the Spinco Group after the Distribution Date.

(d)        Notwithstanding anything to the contrary in this Agreement, if a party materially fails to comply with any of its obligations set forth in this Section 5.1, upon reasonable request and notice by the other party, the non-performing party shall (i) reimburse the other party for any internal or incremental costs incurred by such other party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes be liable in full for such additional Taxes.

5.2	Contest Provisions.

(a)        The party responsible for preparation and filing Tax Returns under Section 3.1 (the “Responsible Party”), shall have the exclusive right to control, contest, and represent the interests of Parent, Spinco and their respective Affiliates in any Tax controversy, including (without limitation) any audit, protest, or claim for refund to the Appeals Division of the IRS, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”) related to such Tax Return. Subject to Section 5.2(c) hereof, such exclusive right shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy. Such control rights shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in the handling or contesting of a Tax Controversy shall be borne by the Responsible Party.

(b)        Parent shall use reasonable efforts to keep Spinco advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of Spinco or any Spinco Affiliate or that could give rise to a liability of Spinco or any Spinco Affiliate under this Agreement, and Spinco shall use reasonable efforts to keep Parent advised as to the status of Tax audits and litigation involving any issue that related to a Tax of Parent or any Parent Affiliate or could give rise to a liability of Parent or any Parent Affiliate under this Agreement (in each case, a “Liability Issue”). Parent and Spinco shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to the other party. Without limiting the foregoing, Parent and Spinco, as the case may be, shall each promptly furnish to the other within 30 days of receipt a copy of the relevant section of the revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency received by Parent or its Affiliate or by Spinco or its Affiliate, as the case may be, relating to any Liability Issue or any adjustment referred to in this Section 5.2(b).

(c)        Notwithstanding Section 5.2(a),

i)        To the extent resolution of any Tax Controversy could give rise to a material Tax Detriment or loss of a material Tax Benefit to the party responsible for such Taxes under Section 2.1 totaling at least $250,000, but such party is not the Responsible Party, then the Responsible Party shall provide such other party (at such other party’s expense) reasonable participation rights with respect to so much of the Tax Controversy as relates to Taxes for which such other party may be responsible; and

ii)        A Responsible Party shall not settle or otherwise voluntarily resolve or disclose any Tax Controversy which could give rise to a Tax Detriment or loss of a material Tax Benefit to the other party totaling at least $250,000 without such other party’s consent, not to be unreasonably withheld

5.3      Information for Shareholders.    Parent shall provide each shareholder that receives stock of Spinco pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of Section 355 to the Distribution.

ARTICLE VI

DISPUTE RESOLUTION

6.1      Dispute Resolution.    The parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Article X of the Separation Agreement; provided, however, that this Section 6.1 shall not apply to any (a) suits seeking injunctive relief or specific performance, or (b) dispute, controversy, or claim arising under Article IV of this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof).

ARTICLE VII

MISCELLANEOUS

7.1      Effectiveness.    This Agreement shall become effective on the Distribution Date.

7.2      Indemnification for Inaccurate, Incomplete or Untimely Information.

(a)        Spinco and each Spinco Affiliate shall indemnify and hold harmless Parent and each Parent Affiliate from and against any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents and other items prepared by Spinco or any Spinco Affiliate used in the preparation of any Tax Return or claim for refund filed by Parent or any Parent Affiliate for any period during which Spinco or any Spinco Affiliate was or has been a member of the Parent Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

(b)        Parent and each Parent Affiliate shall indemnify and hold harmless Spinco and each Spinco Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for refund filed by Parent or a Parent Affiliate for any period during which Spinco or any member of the Spinco Group was or has been a member of the Parent Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

7.3      Breach.    Parent shall indemnify and hold harmless Spinco and each Spinco Affiliate, and Spinco shall indemnify and hold harmless Parent and each Parent Affiliate, from and against any payment required to be made under this Agreement as a result of the breach by Parent (or Parent Affiliate) or Spinco (or Spinco Affiliate), as the case may be, of any obligation under this Agreement.

7.4	Disclaimers.

(a)        Parent disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of Spinco or any Spinco Affiliate for any taxable period during which such company was not a member of the Parent Consolidated Group.

(b)        Spinco disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of the Parent Consolidated Group or any member thereof for any period except to the extent such Tax Returns or filings reflect items of the Spinco Business.

7.5      Payments.    In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement, such payment shall be made according to this Section 7.5.

(a)        All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for the payment in this Agreement, or if no period is prescribed, within 20 days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)        Unless otherwise required by any Final Determination, the parties agree that any payment made by one party to another party (other than payments of interest and payment of After Tax Amounts pursuant to Section 7.5(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c)        All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d)        If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the rate described in 7.5(e) on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e)        Any payment that is required to be made pursuant to this Agreement (i) by Spinco (or a Spinco Affiliate) to Parent (or a Parent Affiliate) or (ii) by Parent (or a Parent Affiliate) to Spinco (or a Spinco Affiliate), that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a) (2) of the Code.

(f)        Any payment that is required to be made pursuant to this Agreement (i) by Spinco (or a Spinco Affiliate) to Parent (or a Parent Affiliate) or (ii) by Parent (or a Parent Affiliate) to Spinco (or a Spinco Affiliate), shall be made by wire transfer of immediately available funds, provided that if the amount of any payment is less than $10,000, such payment may be made in a form other than a wire transfer.

7.6      Changes in Law.    Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

7.7      Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications, by courier, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent, at:

FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Attention: General Counsel

Fax: (281) 591-4102

If to Spinco, at:

John Bean Technologies Corporation

200 E. Randolph Dr.

Chicago, IL 60601

Attention: General Counsel

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 7.7.

7.8	Complete Agreement; Corporate Power.

(a)        This Agreement, the Exhibits and Schedules hereto, the Separation Agreement, and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b)        Parent represents on behalf of itself and each of its Affiliates and Spinco represents on behalf of itself and each of it Affiliates as follows:

i)        each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to complete the transactions contemplated hereby and thereby; and

ii)        this Agreement, the Separation Agreement, and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

7.9      Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

7.10      Successors and Assigns.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any Party without the prior written consent of the other party or except in connection with a merger or similar business combination involving a party if the successor under applicable law expressly assumes all rights and obligations of such party hereunder and under each Ancillary Agreement as if it were such party. Except for the provisions of Sections 4.2 and 4.3 relating to indemnities, which are also for the benefit of the indemnitees, this Agreement is solely for the benefit of the parties hereto and their subsidiaries and affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

7.11      Joint and Several Liability.    Spinco and each Spinco Affiliate shall have joint and several liability for any obligation of Spinco or a Spinco Affiliate arising pursuant to this Agreement. Parent and each Parent Affiliate shall have joint and several liability for any obligation of Parent or a Parent Affiliate arising pursuant to this Agreement.

7.12      Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties, their respective Affiliates, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

7.13	Legal Enforceability; Waiver of Default.

(a)        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

(b)        Waiver by either party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

7.14      Action by Affiliates.    To the extent Spinco is obligated to take any action under this Agreement, and such action is more properly taken by a Spinco Affiliate, then Spinco shall cause such Affiliate to take such action. To the extent Spinco is obligated to refrain from taking any action under this Agreement, Spinco shall cause each of its Affiliates to refrain from taking such action. Parent shall be subject to similar rules regarding actions to be taken, or to be refrained from being taken, by it and its Affiliates.

7.15      Expenses.    Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

7.16	Confidentiality.

(a)        Each party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information written or oral concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 7.16. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if its exercises the same care as it takes to preserve confidentiality for its own similar information.

(b)        Notwithstanding Section 7.16(a), the provisions regarding confidentiality set forth in Section 5.1 shall govern information required to be provided pursuant to Sections 3.4 and 5.1.

7.17      Amendments and Modification.    This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

7.18      No Implied Waivers; Cumulative Remedies; Writing Required.    No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.17 and shall be effective only to the extent in such writing specifically set forth.

7.19      Limitation on Damages.    Each party irrevocably waives, and no party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each party’s indemnification obligations set forth in the Separation Agreement and the Ancillary Agreements

7.20      Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

7.21      Specific Performance    In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. Each Party hereby submits to the exclusive jurisdiction of Delaware for purposes of all legal proceedings for equitable relief arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

7.22      Construction.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties have participated jointly in the negotiation and drafting of this Agreement, the Separation Agreement, and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

7.23      Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.24      Delivery by Facsimile and Other Electronic Means.    This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

7.25      Consent by Affiliates.    Each of Parent and Spinco shall cause each of its respective Affiliates (including any entity that becomes an Affiliate after the date hereof) to consent to, and be bound by, the terms, conditions, covenants, and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

FMC Technologies, Inc.

By:	/s/ William H. Schumann, III
Title:	Executive Vice President and Chief Financial Officer

John Bean Technologies Corporation

By:	/s/ Ronald D. Mambu
Title:	Vice President, Chief Financial Officer, Treasurer and Controller